                           SOFTWARE LICENSE AGREEMENT


                                    between


                                NETRATINGS, INC.
                                   (LICENSOR)


                                      and


                             ACNielsen eRatings.com
                                   (LICENSEE)


                         Dated as of September 22, 1999

                                TABLE OF CONTENTS

                                                                                  Page

1.       Definitions.................................................................1
         1.1      ACNielsen Sampling Methodology.....................................1
         1.2      Back End Software..................................................1
         1.3      Collection Software................................................1
         1.4      Contract Quarter...................................................2
         1.5      Claims.............................................................2
         1.6      Consulting Services................................................2
         1.7      Disaster Recovery Site and Disaster Recovery Sites.................2
         1.8      Documentation......................................................2
         1.9      E-Commerce.........................................................2
         1.10     E-Commerce Service.................................................2
         1.11     Entity.............................................................2
         1.12     Excluded Country and Excluded Countries............................2
         1.13     Gross Revenue......................................................2
         1.14     Initial Release....................................................2
         1.15     Initial Roll-Out Costs.............................................2
         1.16     Intellectual Property Right and Intellectual Property Rights.......3
         1.17     Internet Measurement Panel.........................................3
         1.18     Internet Penetration...............................................3
         1.19     Licensor Intellectual Property Rights..............................3
         1.20     Licensor "Know-How"................................................3
         1.21     Localized..........................................................3
         1.22     Localized Software.................................................3
         1.23     Minimum Usage Threshold............................................3
         1.24     Licensor Proprietary Software......................................3
         1.25     Operating Agreement................................................4
         1.26     Operating Committee................................................4
         1.27     Other Agreements...................................................4
         1.28     Panel Data.........................................................4
         1.29     Panel Member License Agreement.....................................4
         1.30     Person.............................................................4
         1.31     Requested Developments.............................................4
         1.32     Site and Sites.....................................................4
         1.33     Subscriber.........................................................4
         1.34     Term...............................................................4
         1.35     Territory..........................................................4
         1.36     Third Party........................................................4
         1.37     Upgrade and Upgrades...............................................4
         1.38     Use................................................................4

2.       License Grants and Restrictions.............................................5
         2.1      Grant of License in Collection Software............................5
         2.2      Grant of License in Back End Software..............................5
         2.3      Grant of License to Documentation..................................5
         2.4      Grant of Licensor Know-How License.................................5
         2.5      Localized Software.................................................6

                                       i


                                TABLE OF CONTENTS
                                   (continued)

         2.6      Notice of Panel Member's Breach....................................6
         2.7      Reservation of Rights..............................................6
         2.8      Restrictions.......................................................7
         2.9      Delivery...........................................................7
         2.10     Acceptance.........................................................7
         2.11     Requested Developments.............................................7
         2.12     Mediametrie Agreement..............................................8

3.       Compensation................................................................9
         3.1      Guaranteed Commissions.............................................9
         3.2      Maintenance Fees...................................................9
         3.3      Taxes and Assessments..............................................9
         3.4      Payment Terms......................................................9
         3.5      Reporting..........................................................9
         3.6      Access and Audit..................................................10

4.       Territory; Internet Measurement Panel Establishment........................10

5.       [Intentionally Left Blank].................................................11

6.       Business Panel Establishment...............................................11

7.       Proprietary Rights Notices.................................................12
         7.1      Support and Maintenance...........................................12

8.       Representations and Warranties of Licensor.................................12

9.       Indemnification............................................................14

10.      Confidentiality............................................................16
         10.1     Confidential Information..........................................16
         10.2     Non-Confidential Information......................................16

11.      Liability..................................................................17
         11.1     Waiver of Consequential Damages...................................17
         11.2     Limitation of Liability...........................................17

12.      Dispute Resolution.........................................................17

13.      Term.......................................................................17

15.      Applicability of Bankruptcy Code...........................................19

16.      General Provisions.........................................................20
         16.1     Allocation of Risk................................................20
         16.2     Amendment.........................................................20
         16.3     Assignment........................................................20

                                      ii


                                TABLE OF CONTENTS
                                   (continued)
         16.4     Change of Control..............................................20
         16.5     Choice of Law..................................................20
         16.6     Compliance with Laws/Foreign Corrupt Practices Act.............20
         16.7     Counterparts...................................................21
         16.8     Entire Agreement...............................................21
         16.9     Force Majeure..................................................21
         16.10    Licensee's Governmental Approval Obligations...................21
         16.11    Notices, etc...................................................21
         16.12    Relationship of Parties........................................22
         16.13    Severability...................................................22
         16.14    Waiver.........................................................22
         16.15    Calendar Days..................................................23

                           SOFTWARE LICENSE AGREEMENT



         THIS SOFTWARE LICENSE AGREEMENT (this "Agreement") is made as of September 22, 1999, (the "Effective Date"), between NetRatings, Inc., a Delaware corporation with a place of business at 830 Hillview Court, Suite 225, Milpitas, CA 95035 ("Licensor"), and ACNielsen eRatings.com, a Delaware corporation with its principal place of business at 177 Broad Street, Stamford, Connecticut 06901 ("Licensee") (each a "Party" and together the "Parties").

                                    RECITALS

         Licensor is in the business of developing, marketing, servicing and selling interactive media and market research data related to the Internet. Licensor has developed certain software products with the functional and operational components ("Licensor Proprietary Software" as further described below); and

         Licensee desires to obtain from Licensor, and Licensor desires to grant to Licensee, a license to distribute and sublicense the Collection Software and a license to use the Back End Software on the terms set forth herein.

         In consideration of these premises and of the mutual promises and conditions contained in this Agreement, Licensor and Licensee agree as follows:

1.       Definitions

         Terms with Initial Capitalization not otherwise defined below shall have the meaning set forth in the Operating Agreement entered into by the Parties of even date.

         1.1 ACNIELSEN SAMPLING METHODOLOGY shall mean ACNielsen's proprietary analytical and statistical protocols, methodologies for developing universe estimates, sampling methodologies and related methods, processes and technologies for the identification, selection and recruitment of households and Persons within certain specified market, demographic, geographic and other criteria, in each case as the same exist on the Effective Date or as the same may hereafter be improved, enhanced or modified by ACNielsen, including all existing and further derivatives thereof.

         1.2 BACK END SOFTWARE shall mean the Initial Release and all Upgrades of the part of the Licensor Proprietary Software in object code form that is designed to be installed on a server to collect and aggregate the data collected by the Collection Software, and process that and other data, including without limitation, banner tracking data, in connection with the Internet Services.

         1.3 COLLECTION SOFTWARE shall mean the Initial Release and all Upgrades of the part of the Licensor Proprietary Software in object code form that is designated to be installed on a Panel Member's computer to gather data about such Panel Member's Internet usage activities.

         1.4 CONTRACT QUARTER shall mean each calendar quarter period (March 31, June 30, September 30 and December 31) following the Effective Date during the Term.

         1.5  CLAIMS shall have the meaning set forth in Section 9.1.

         1.6 CONSULTING SERVICES shall mean services based on data collected by the Internet Measurement Panels or the Panels developed by Licensor or its joint venture partners based outside of the Territory (including Japan to the extent permitted under Licensor's agreements with Netratings KK, a Japanese corporation, as in effect on the date hereof) which are based on the Licensor Proprietary Software and which are custom or ad hoc analysis of the data. The licensing sale of data and provision of analysis of data on a recurring basis are not Consulting Services.

         1.7 DISASTER RECOVERY SITE and DISASTER RECOVERY SITES shall mean one or more Sites designated from time to time by the Operating Committee as hot back- up sites for use in the event and to the extent that a natural disaster or other force majeure event renders a Site unsuitable for use in connection with the Internet Services.

         1.8 DOCUMENTATION means the documentation and operating instructions for the Back End Software, and Upgrades thereto.

         1.9 E-COMMERCE shall mean the purchases, sales and other transactions on the Internet.

         1.10 E-COMMERCE SERVICE shall mean the business of tracking or measuring E-Commerce, compiling data from such measurement, licensing such data to third parties and selling consulting services and analysis related thereto.

         1.11 ENTITY shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association, or any foreign trust or foreign business organization.

         1.12 EXCLUDED COUNTRY and EXCLUDED COUNTRIES shall mean a country designated as an Excluded Country pursuant to Sections 4.2, 4.3 or 4.4 wherein Licensor may seek a third party to assist in providing the Internet Services or provide Internet Services itself in such country.

         1.13 GROSS REVENUE shall mean the revenue derived in the Territory from the licensing of data relating to Internet Measurement Panels in the Territory.

         1.14 INITIAL RELEASE shall mean the version of the Collection Software as of the Effective Date or the Back End Software as of the Effective Date, as appropriate.

         1.15 INITIAL ROLL-OUT COSTS shall mean the direct costs of establishing Internet Measurement Panels (including costs of recruitment, incentives, churn and universe estimates) in the countries and of the initial sizes specified on Exhibit G hereto (or, where Exhibit G does not specify size, panels of commercially reasonable size), provided however that to the extent that Licensee shall elect that the initial number of panel members shall exceed the number specified in Exhibit G, the incremental costs of such increased number of initial panel members shall be included as "Initial Roll-Out Costs."

         1.16 INTELLECTUAL PROPERTY RIGHT and INTELLECTUAL PROPERTY RIGHTS shall mean all worldwide right, title and interest of a Person in, to and under any and all: (a) United States or foreign patents and pending patent applications therefor, including the right to file new and additional patent applications based thereon, including provisionals, divisionals, continuations, continuations-in-part, reissues and reexaminations; (b) copyrights; and (c) trade secrets, know-how, processes, methods, engineering data and technical information.

         1.17 INTERNET MEASUREMENT PANEL shall mean any Panel developed by Licensee or its Affiliates or their contractors for purposes of monitoring, measuring, analyzing and reporting on Internet activities in countries in the Territory.

         1.18 INTERNET PENETRATION shall mean with respect to any country the percentage of residences in such country which have access to the Internet, provided that if such statistics shall not be available with respect to a country, and another generally accepted industry measure shall be available, then Internet Penetration shall mean such measure.

         1.19 LICENSOR INTELLECTUAL PROPERTY RIGHTS shall mean one or more Intellectual Property Rights owned by Licensor or licensed to Licensor by a Third Party with the right to sublicense at no cost. Licensor is not under an obligation to seek such third party licenses.

         1.20 LICENSOR "KNOW-HOW" shall mean all know-how, methodologies, techniques, and knowledge useful in using, implementing and supporting the Licensor Proprietary System and the Internet Services.

         1.21 LOCALIZED shall mean the localizations of an agreement, the Collection Software, Documentation and other material hereunder made, and revised from time to time, by agreement of the Parties to meet the requirements of countries in the Territory.

         1.22 LOCALIZED SOFTWARE shall mean Localized versions of the Collection Software.

         1.23 MINIMUM USAGE THRESHOLD with respect to any country shall mean that such country (i) had Total Advertising Spending for the prior year of not less than $1 billion (as reported by Zenith Media or similar organization) and (ii) Internet Penetration in the prior year of not less than twenty-five percent (25%).

         1.24 LICENSOR PROPRIETARY SOFTWARE shall mean all computer software programs owned by or developed by or on behalf of Licensor as of the Effective Date and during the Term hereof relating to the Internet Services (but excluding software for Consulting Services and E-Commerce Services), including without limitation, the Collection Software, Localized Software, Back End Software and the other software identified in Exhibit A, and all Upgrades thereto. Subject to Section 4.1(c) below, Licensor Proprietary Software expressly excludes any Third Party Software.

         1.25 OPERATING AGREEMENT shall mean the operating agreement between the Parties of even date.

         1.26  OPERATING COMMITTEE shall have the meaning set forth in
Section 3.1(a) of the Operating Agreement.

         1.27 OTHER AGREEMENTS shall mean the Operating Agreement, the term sheet for the data processing agreement between the Parties of even date and the Data Processing Agreement when entered into by the Parties.

         1.28 PANEL DATA shall mean all data provided by the Panel Members through the Collection Software.

         1.29 PANEL MEMBER LICENSE AGREEMENT shall mean the panel member end-user license for the Collection Software set forth in Exhibit D as modified by mutual agreement of the Parties during the Term and the Localized Version of the same.

         1.30 PERSON shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of the "Person" when the context so permits.

         1.31 REQUESTED DEVELOPMENTS shall mean Upgrades or other modifications to the Licensor Proprietary Software requested by Licensee in accordance with Section 29.

         1.32 SITE and SITES shall mean one or more facilities established by the Operating Committee from time to time where servers owned or controlled by Licensee and used in connection with the Internet Services are located.

         1.33 SUBSCRIBER shall mean an Entity that purchases reports from Licensee that contain data collected from Panel Members.

         1.34  TERM shall mean the term of this Agreement as provided in
Article 13.

         1.35 TERRITORY shall mean the world except Japan, the United States, Canada and the Excluded Countries.

         1.36 THIRD PARTY shall mean, with respect to a Party, any Person that is not an Affiliate of such Party.

         1.37 UPGRADE and UPGRADES shall mean one or more upgrades, updates, enhancements, error corrections, new versions, new releases, bug fixes, patches and other modifications to software or documentation.

         1.38 USE shall mean operate, reproduce, distribute, transmit (by electronic means or otherwise), make available, perform and display.

2. License Grants and Restrictions

         2.1 GRANT OF LICENSE IN COLLECTION SOFTWARE. Subject to the terms of this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, a non-transferable, exclusive, perpetual (except as provided in Article 13) royalty-free license under the Licensor Intellectual Property Rights (with the right to sublicense to its wholly-owned subsidiaries and Panel Members) to Use the Collection Software and Localized Software on Panel Members' computers in the Territory. Licensee and its wholly-owned subsidiaries may sublicense the Collection

Software only to Panel Members pursuant to the Panel Member License
Agreement applicable to the jurisdiction in which the computer of the Panel Member is located, provided, however, that a Panel Member's continued use of the Collection Software shall be subject to such new or revised version of the governing Panel Member License Agreement as the Parties may agree upon and issue from time to time hereunder.

         2.2 GRANT OF LICENSE IN BACK END SOFTWARE. Subject to the terms of this Agreement, Licensor hereby grants to Licensee, and Licensee hereby, accepts a non-transferable, perpetual (except as provided in Article 13), royalty-free license under Licensor Intellectual Property Rights, to install, operate, reproduce, distribute publicly perform and publicly display the Back End Software on computers at the Sites only to provide or support the Internet Service and at computers at the Disaster Recovery Site(s). The license shall be exclusive in the Territory and non-exclusive in North America. Licensee shall have the right to sublicense its rights under this license to Third Parties who are directly involved in the operation of computer facilities of Licensee or its or ACN's wholly-owned subsidiaries (including without limitation existing facilities of ACN's wholly-owned subsidiaries) or at one or more Sites in connection with or in support of the Internet Services, including without limitation, any Third Party to which computer operations have been outsourced. Any license granted pursuant to this Section 2.2 by Licensor to Third Parties who are not Affiliates shall be granted in a written agreement approved by the Operating Committee.

         2.3 GRANT OF LICENSE TO DOCUMENTATION. Subject to the terms of this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, a non-transferable, non-exclusive, royalty-free license under the Licensor Intellectual Property Rights, to Use the (a) Documentation (and all Upgrades thereto) at the Sites and (b) Use end-user documentation on a Panel Member's computers with the right to sublicense to Panel Members. Licensee shall have the right to sublicense its rights under this license to Third Parties who are directly involved in the operation of computer facilities of Licensee or its or ACN's wholly-owned subsidiaries (including without limitation existing facilities of ACN's wholly-owned subsidiaries) or at one or more Sites in connection with or in support of the Internet Services, including without limitation, any Third Party to which computer operations have been outsourced.

         2.4 GRANT OF LICENSOR KNOW-HOW LICENSE. Subject to the terms of this Agreement, Licensor hereby grants to Licensee and Licensee hereby accepts a non-transferable, non-exclusive, royalty-free license, with the right to sublicense to Licensee's wholly-owned subsidiaries, to use Licensor Know How in connection with or in support of its use of the Licensor Propriety Software. Licensee shall have the right to sublicense its rights under this license to third parties who are directly involved in the operation of computer facilities of Licensee or its or ACN's wholly-owned subsidiaries (including without limitation existing facilities of ACN's wholly-owned subsidiaries) or at one or more Sites in connection with or in support of the Internet Services, including without limitation, any party to which computer operations have been outsourced. To the extent that Documentation has not been completed as of the Effective Date, Licensor shall complete and deliver Documentation to Licensee in a form agreed to by the Parties within sixty (60) days after the Effective Date.

         2.5  LOCALIZED SOFTWARE.

         2.5.1 Subject to the terms hereof, Licensor shall be responsible for creating the Localized Software versions for use in each jurisdiction of the Territory, provided, however, that Licensee, as and when it deems necessary and at its option with the assistance of third parties, shall at its expense prepare natural language translations of English language terms in the user interfaces, commands, menus and pop-up screens displayed in Collection Software and deliver the same to Licensor in a format agreed upon by Parties. Licensee shall from time to time advise Licensor of legal terms to which the Collection Software is required to conform (or are advantageous) under the law of a particular jurisdiction. Licensor shall incorporate such translations and legal terms in the applicable Localized Software versions, and in addition, and without limitation, shall modify the programming code and make other modifications to the Collection Software (or the Localized Software versions) that are reasonably required to implement such translations or are otherwise reasonably necessary to enable Panel Members to successfully use the Collection Software in each of the jurisdictions in the Territory. Licensee shall reimburse Licensor for its direct costs in creating Localized Software. The schedule for creation and distribution of the Localized Software shall be decided upon pursuant to the Operating Agreement. Each version of Localized Software shall meet the functionality and quality standards of the then-current version of the English language version of the Collection Software. If either Party discovers or believes the Localized Software fails to meet the functionality and quality standards of the then current English language version of the Collection Software, Licensor shall correct such versions as necessary to meet or exceed such finality and quality standards. Upon delivery of such translations Licensee will assign its copyright in the translations to Licensor, and Licensor will immediately grant to Licensee a fully paid up, worldwide non-exclusive copyright license to Licensee to such translations with the right to sublicense.

         2.6 NOTICE OF PANEL MEMBER'S BREACH. Licensee shall promptly notify Licensor if Licensee becomes aware of any Panel Member's material breach of any provision under the governing Panel Member License Agreement. License further agrees to cooperate with Licensor in any legal action in the Territory reasonably necessary to prevent or stop unauthorized use, reproduction, public display, public performance, derivation or distribution of the Collection Software or any part thereof.

         2.7 RESERVATION OF RIGHTS. All rights not specifically granted to Licensee hereunder are reserved by Licensor, provided, however, that Licensee retains all of its Intellectual Property Rights in the ACNielsen Sampling Methodology.

         2.8  RESTRICTIONS.

             2.8.1 REVERSE ENGINEERING. Licensee shall not modify the Licensor Proprietary Software or disassemble, decompile, reverse engineer or otherwise attempt to derive source code from the Licensor Proprietary Software.

             2.8.2 EXPORT. Licensee acknowledges and agrees that it shall not import, export, or re-export the Licensor Proprietary Software and Documentation to any country in violation of the laws and regulations of any applicable jurisdiction. Licensee further agrees to defend, indemnify, and hold Licensor harmless for any losses, costs, claims, or other liabilities arising out of Licensee's breach of this Section.

         2.9 DELIVERY. Licensor shall provide (by physical delivery or electronic transmission) Licensee: one (1) copy of the Initial Release of the Back End Software and Collection Software in computer readable form; one (1) copy each of the Documentation within thirty (30) days from the Effective Date of this Agreement; and one (1) copy of each Upgrade in computer readable form and one (1) copy of the new or revised version of the Documentation for each such Upgrade at the same time as or immediately after Licensor begins using the Upgrade. In the event of physical delivery, all shipments will be F.O.B. Licensor, and delivery will be deemed complete and risk of loss or damage to the Initial Release, Upgrade and Documentation will pass to Licensee upon delivery to the carrier.

         2.10 ACCEPTANCE. The Initial Release, Upgrades and Documentation will be deemed accepted by Licensee unless it gives notice to Licensor of non-conformity within seven (7) days of date of its receipt. The Parties agree that such acceptance shall not limit any of the remedies or rights otherwise provided to Licensee hereunder.

         2.11  REQUESTED DEVELOPMENTS.

              2.11.1 If, during the term of this Agreement, Licensee desires a particular new feature, enhancement or development to the Licensor Proprietary Software, it will notify Licensor in writing. In the event that Licensor is already in the process of developing or has committed to develop such Requested Development or a similar new feature or enhancement on its own or for a third party, Licensor will so notify Licensee in writing, within ten
(10) days of receipt of Licensee's request, specifying the functionality and expected date of availability. In such event, Licensor shall be entitled, at its sole election, to either (i) receive such product release from Licensor free of additional charge promptly upon the specified availability date, or
(ii) pay to Licensor a mutually agreeable fee for Licensor to develop such release by an earlier date. Under (ii) above and in all other cases, Licensor shall develop and incorporate Requested Developments as requested by Licensee under the terms and conditions contained in this Section. Licensor will use reasonable commercial efforts to provide the services as soon as practicable and no later than the completion dates set forth in mutually agreeable development project specifications. All features, enhancements developments and deliverables under development projects pursuant to Section 2.11.2 accepted by Licensee shall be deemed part of the Licensor Proprietary Software.

              2.11.2 At Licensee's request, Licensor and Licensee may mutually agree to enter into one or more development projects to develop Requested Developments and execute an a Development Project form. Subject to the terms of this Agreement, Licensor will render the services set forth in the Development Project forms accepted by Licensee. Licensor agrees to schedule the development of any Requested Developments ahead of all development projects that have not been started prior to the mutual agreement of Licensor and Licensee on the terms and specifications of the Requested Development or such other reasonable timetable agreed to by Licensee. The Parties agree that development projects undertaken pursuant to this Agreement include, but are not limited to customization development projects in support of specific sales to

Licensee's customers which involve generally a limited amount of customization and technical services to meet the requirements of such customers.

              (a) For each development project, a Development Project form shall be prepared by Licensor and signed by Licensee and Licensor. The Development Project Appendix shall contain the following terms and conditions as applicable: (i) the features and specifications for the particular development project; (ii) the non-recurring engineering fees to be paid by Licensee for the particular development project; and (iii) the milestones, anticipated schedule and acceptance tests for the particular development.

              (b) For each deliverable specified in the applicable Development Project form, Licensee shall have thirty (30) days (or such other terms as may be specified in the applicable Development Project form) from the date on which Licensor meets the delivery milestone, as contained in the particular Development Project form, to examine and test the deliverables to determine that the deliverable conforms to the acceptance test cited on the applicable Development Project form. Within such period, Licensee shall provide Licensor with written acceptance of the deliverable or a statement of errors to be corrected. The deliverables will be deemed to have been accepted by Licensee if Licensor does not receive such written acceptance or statement of errors within such thirty (30) day period. Licensor shall use reasonable commercial efforts to correct any such reproducible errors and redeliver the deliverables to Licensee and Licensee shall, within thirty (30) days of redelivery, provide Licensor with written acceptance or a statement of errors. Should the redelivered deliverable not conform to the relevant acceptance tests, Licensee shall elect one of the following remedies by giving Licensor a statement of errors within said thirty (30) day period: (a) to extend the correction period for a mutually agreeable time; (b) to revise the acceptance tests in a mutually agreeable manner with respect to the particular errors, or (c) to terminate the development of the rejected deliverable and obtain a refund in the amount of the development fees specified as payables under such circumstances according to the terms of the Development Project form.

         2.12 MEDIAMETRIE AGREEMENT. Licensee agrees that notwithstanding its exclusive license in the Territory, in the event that the Parties enter into an agreement with Mediametrie S.A. on substantially the terms described in the term sheet attached hereto as Exhibit H (the "Mediametrie Agreement"), Licensee shall waive its license rights in France for so long as the Mediametrie Agreement is in effect.

3. Compensation

         3.1 GUARANTEED COMMISSIONS. Licensee agrees to pay Licensor ten percent (10%) of Gross Revenues ("Commission") for a five (5) year period commencing upon the Effective Date as follows: Within thirty (30) days of the end of each Contract Quarter, Licensee shall pay Licensor the greater of (a) $375,000 or (b) ten percent (10%) of Gross Revenues due in such Contract Quarter until such time as the total of such payments equals $7.5 million. Thereafter, Licensee shall pay Licensor within thirty (30) days of the end of each Contract Quarter a payment equal to the difference between (a) ten percent (10%) of the cumulative Gross

Revenues to date and (b) total Commissions paid to date until such time as such payments equal $15 million. The Parties agree that the first Contract Quarter for which Commissions shall be due is the Contract Quarter beginning on October 1, 1999.

         3.2 MAINTENANCE FEES. Licensee shall pay Licensor an annual maintenance fee ("Maintenance Fee") as set forth in Exhibit E ("Fees").

         3.3  TAXES AND ASSESSMENTS.

             3.3.1 In addition to any other payments due under this Agreement, Licensee agrees to pay, indemnify and hold Licensor harmless from any sales, use, excise, import or export, value-added or similar tax or duty, and any other tax not based upon Licensor's net income, including any penalties and interest, and all government permit or license fees and all customs and similar fees, levied upon the use or distribution of the Licensor Proprietary Software which Licensor may incur in respect of this Agreement, and any costs associated with the collection or withholding of any of the foregoing items ("Taxes").

             3.3.2 If Licensee fails to pay any Taxes as of the original due date for such Taxes and Licensor receives any assessment or other notice (collectively the "Assessment") from any governmental taxing authority providing that such Taxes are due from Licensor, Licensor shall give Licensee written notice of the Assessment and Licensee shall pay to Licensor or the taxing authority the amount set forth as due in the Assessment within thirty
(30) days of receipt of such written notice from Licensor.

         3.4 PAYMENT TERMS. The pricing for the reports for Subscribers shall be determined pursuant to the Operating Agreement. Licensee shall make all payments therefor in United States currency. Payments calculated in a non-U.S. currency shall be converted to U.S. currency on the last day of the Contract Quarter. Licensee shall convert Licensee shall pay Licensor the Commissions owed pursuant within thirty (30) days of the end of the Contract Quarter in which statements upon which such Commissions are due. The Maintenance Fee for each Contract Quarter shall be due and payable within thirty (30) days of the Contract Quarter. If for any reason payments owing to Licensor are not paid when due, then interest shall accrue on the unpaid balance at the rate of eighteen percent (18%) per annum or part thereof, beyond the due date, or the highest amount allowed by United States law, whichever is lower.

         3.5 REPORTING. In conjunction with the above Commission payment, Licensee shall submit to Licensor a clearly itemized royalty statement setting forth the amounts received from each Subscriber. Each royalty statement shall be signed and certified to be correct by the an officer of Licensee. The receipt by Licensor of any royalty statement or any Commission payment shall not bind Licensor as to the correctness of the statement or payment.

         3.6 ACCESS AND AUDIT. Licensor shall be entitled, annually during the term of this Agreement, and once within two (2) years after expiration or termination of this Agreement, to an independent audit of Licensee's books of account, records, cash receipts and other pertinent data, to determine Licensee's compliance with the payment obligations herein pursuant to Section
5.3 of the Operating Agreement. If the audit shows that there is a deficiency in the payment of any royalty, the deficiency shall become immediately due and payable along with interest thereon at the rate of one and a half percent (1 1/2%) per month or the highest rate allowed by law, whichever is lower, from the date on which the amount became due Licensor from Licensee.

4.  Territory; Internet Measurement Panel Establishment

         4.1 The Parties acknowledge that Licensee shall focus its efforts on the establishment of the Internet Measurement Panels in the thirty-three
(33) countries set forth in Section 1 of Exhibit G hereto.

         4.2  With respect to each of the countries or regions set forth in
Section 2 of Exhibit G, Licensee shall establish Internet Measurement Panels with the specified number of persons per panel by the end of the specified period covering such country or region. In the event that Licensee fails to establish an Internet Measurement Panel as contemplated by this Section 4.2, Licensor, at its option, may give written notice to Licensee of its intention to designate such country or each of the countries contained in the region as an Excluded Country. If Licensee fails to establish an Internet Measurement Panel with the specified number of persons within ninety (90) days of its receipt from Licensor of the aforementioned written notice, Licensor may then designate such country or each of the countries contained in the region as an Excluded Country.

         4.3 With respect to each of the countries set forth in Section 3 of Exhibit G, Licensee shall establish Internet Measurement Panels of a commercially reasonable size by the end of the specified period covering such country. In the event that Licensee fails to establish an Internet Measurement Panel in a commercially reasonable manner in any country as contemplated by this Section 4.3, Licensor, at its option, may give written notice to Licensee of its intention to designate such country as an Excluded Country. If Licensee fails to establish an Internet Measurement Panel in a commercially reasonable manner within ninety (90) days of its receipt from Licensor of the aforementioned written notice, Licensor may then designate such country as an Excluded Country.

         4.4 Commencing January 1, 2005, Licensor shall have the right to designate up to two countries per year not within the group of thirty three countries on Exhibit G for establishment of an Internet Measurement Panel; provided that Licensor must (i) notify Licensee in writing by June 30 of the prior year which countries it is designating, if any, for the upcoming year, and (ii) Licensor must establish to Licensee's reasonable satisfaction that any country it designates meets the Minimum Usage Threshold. In the event that Licensee fails to establish an Internet Measurement Panel in a commercially reasonable manner in a country designated pursuant to this
Section 4.4, Licensor, at its option, may submit to Licensee in writing a proposal regarding the establishment of an Internet Measurement Panel in such country, which proposal shall specify the time period for providing Internet Service in such country and the minimum number of Panel Members for the Internet Measure Panel for such country. Licensee shall have sixty (60) Business Days from receipt of such proposal to elect to match the proposal by providing written notice to such effect to Licensor. In the event Licensee elects to match such proposal but fails to establish an Internet Measurement Panel in accordance with such proposal, Licensor, at its option, shall have the right to designate such country as an Excluded Country. If Licensee elects not to match the proposal, Licensor, at its option, may seek a third party to assist in providing the Internet Service or provide the Internet Service itself in such country; provided that in the event Licensor or a third party develops a proposal which contemplates a longer lead time for establishment of an Internet Measurement Panel or a smaller panel size than the proposal Licensee had previously elected not to match, Licensor shall be obligated to deliver a copy of such new proposal to Licensee, which shall specify the time period for providing Internet Service in such country and the minimum number of Panel Members for such country, and Licensee shall have the right to match the new proposal within sixty (60) Business Days; provided further that if Licensee elects not to match the last received proposal, Licensor shall have the right to designate such country as an Excluded Country.

         4.5 MAINTENANCE CRITERIA. If Licensee has established an Internet Measurement Panel in a country and (i) fails to maintain the size of the Internet Measurement Panel set forth in Section 2 of Exhibit G in countries in which Internet Measurement Panels were established pursuant to Section 4.2, or (ii) fails to maintain an Internet Measurement Panel of commercially reasonable size for those countries in which Internet Measurement Panels were established pursuant to Section 4.3 or 4.4, then Licensor may give Licensee ninety (90) days written notice (the "EC Notice Period") of its intention to designate such country as an Excluded Country. If Licensee fails to increase the size of the Internet Measurement Panel to its required size prior to the expiration of the EC Notice Period, Licensor may designate such country an Excluded Country.

         4.6 AMENDMENTS. The Internet Measurement Panel establishment requirements and maintenance provisions of this Section 4 may only be amended by the Operating Committee Approval (as such term is defined in the Operating Agreement).

5. [Intentionally Left Blank]

6. Business Panel Establishment

         Commencing January 1, 2002, Licensor shall have the right to designate up to three countries per year for establishment of Business Panels, subject to the following restriction:

         6.1 Licensor can only designate countries in which Home Panels have already been established and operating for at least one year;

         6.2 Licensor must notify Licensee no later than June 30 of the year prior which countries it is designating, if any, for the upcoming year;

         6.3 To the extent that Licensee unilaterally establishes a Business Panel in a country in which a Home Panel has already been established, the number of countries in which Licensor can designate in that same year shall be reduced accordingly. For example, assume Licensor designates three countries for establishment of Business Panels in 2003. If Licensee provides written to Licensor prior to January 1, 2003 of Licensee's intention to unilaterally establish Business Panels in one country in 2003 which has not been designated by Licensor in accordance with this Section, then Licensor's right to designate countries under this Section shall be reduced to two (and shall be limited to two of the countries originally designated); and

         6.4 In the event that Licensee fails to establish a Business Panel in a commercially reasonable manner in a country designated pursuant to this
Section 6.1, Licensor, at its option, may submit to Licensee in writing a proposal regarding the establishment of a Business Panel in such country, which proposal shall specify the time period for establishing a Business
Panel in such country and the minimum number of Panel Members for such country. Licensee shall have thirty (30) Business Days from receipt of such proposal to elect to match the proposal by providing written notice to such effect to Licensor. In the event Licensee elects to match such proposal but fails to establish a Business Panel in accordance with such proposal, Licensor, at its option, shall have the right to designate such country as an Excluded Country solely with respect to Business Panels. If Licensee elects not to match the proposal, Licensor, at its option, may seek a third party to assist in establishing a Business Panel in such country; provided that in the event Licensor or a third party develops a proposal which is different than the proposal Licensee had previously elected not to match, Licensor shall be obligated to deliver a copy of such new proposal to Licensee, which shall specify the time period for establishing the Business Panel in such country and the minimum number of Panel Members for such country, and Licensee shall have the right to match the new proposal; provided further that if Licensee elects not to match the last received proposal, and such proposal is not executed pursuant to its terms, Licensor shall not have the right to designate such country as an Excluded Country with respect to Business Panels.

7.  Proprietary Rights Notices

         Ownership Title and ownership of all Intellectual Property Rights in the Licensor Proprietary Software will at all times remain the property of Licensor. Licensee agrees not to remove or obliterate any copyright, trademark or proprietary rights notices of Licensor or Licensor's Suppliers from the Licensor Proprietary Software or Documentation. Licensee further agrees to reproduce all such notices found in the Initial Release, including but not limited to those specified in Exhibit C ("Trademarks"), on all copies of the Licensor Proprietary Software and Documentation.

         7.1 SUPPORT AND MAINTENANCE. During any period for which Licensee has purchased maintenance and support services, Licensor shall provide to Licensee the Maintenance and Support Services as set forth in Exhibit F ("Support and Maintenance").

8. Representations and Warranties of Licensor

         8.1 Licensor represents and warrants to Licensee that the statements contained in this Section 8 are true, correct and complete as of the Effective Date, provided, however, that the statements set forth in
Section 8.3 will be true, correct and complete with respect to any Upgrade only upon the date of the release of such Upgrade.

         8.2 Licensor has the right to grant Licensee, free of liens, claims, encumbrances and other restrictions, the rights set forth in Section
2.1 in each jurisdiction in the Territory and the rights set forth in Section
2.2 pursuant to the terms hereof.

         8.3 Licensor warrants to Licensee that (a) the Initial Release of the Collection Software shall perform substantially in accordance with the specifications and

Documentation related to the Collection Software delivered to Licensee on the Effective Date or within sixty (60) days thereof; (b) that the Upgrades to the Collection Software shall perform substantially in accordance with the Specifications and Documentation related to such Upgrade to the Collection Software; (c) that the Initial Release of the Back End Software shall perform substantially in accordance with the specifications and Documentation related to the Back End Software delivered to Licensee on the Effective Date or within sixty (60) days thereof; and (d) that the Upgrades to the Back End Software performs substantially in accordance with the specifications and Documentation related to such Upgrade to the Back End Software. Licensee agrees to report to Licensor in a form and with supporting documentation any failure to meet the warranty. Licensor shall use the efforts set forth in Exhibit F for errors which are reproducible by Licensor ("Errors"). Licensee shall assist Licensor in verifying, diagnosing and correcting Errors. A breach of this Section 8.3 within sixty (60) days of the Effective Date shall be a material breach under Section 14.0.2.

         8.4 Each of the Licensor Proprietary Software, Licensor Know-How and Documentation, and each part thereof, does not infringe or violate any copyright, trade secret or know-how any third party and no claims that the Licensor Proprietary Software, Licensor Know-How and Documentation violate the copyrights, trade secrets or know-how of a Third Party are pending or have been asserted or threatened as of the Effective Date.

         8.5 To the best knowledge of Licensor, the Licensor Proprietary Software and Licensor Know-How does not infringe the patent of any Third Party issued on or before the Effective Date, and that to the best of the knowledge of Licensor, no claims that the Licensor Proprietary Software or the Licensor Know-How infringe the patent rights of a third party are pending or have been asserted or are threatened as of the Effective Date.

         8.6 To the best of Licensor's knowledge, Licensor has all necessary rights to enter into this Agreement without violating any other agreement or commitment to which it is subject, provided, however, that this representation does not increase the scope of the representation in Section
8.5 by making any representations regarding unasserted patent claims by third parties.

         8.7 To the best of Licensor's knowledge, the Licensor Proprietary Software does not contain, nor will contain upon delivery Harmful Code, as that term is defined below. "Harmful Code" shall mean any computer programming code which is constructed with the intent to and which does, damage, interfere with or otherwise improperly affect other computer programs, data files or hardware without the knowledge or consent of the computer user. "Harmful Code" includes, but is not limited to, self-replicating and self-propagating program instructions commonly referred to as "viruses" or "worms."

         8.8 The Licensor Proprietary Software will be able to accurately process data (including but not limited to, calculating, comparing, and sequencing, from and into and between, the twentieth and twenty-first centuries, including leap year calculations), without diminution in function or performance, to the extent that any third party hardware and/or software that the user of the Collection Software uses in conjunction with the Licensor Proprietary Software exchanges data accurately with the Licensor Proprietary Software.

         8.9 The obligations set forth in Exhibit F and the provisions of Sections 9 and 14.0.4 are the sole and exclusive remedies for breach of Sections 8.1- 8.8 inclusive. EXCEPT AS PROVIDED IN SECTION 8, LICENSOR DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

9. Indemnification

         9.1  INDEMNIFICATION.

             9.1.1 Licensor hereby agrees, at its expense, to defend, indemnify and hold harmless Licensee and its Affiliates from and against any and all claims, losses, damages, expenses, liabilities and costs (including reasonable attorneys' fees) ("Claim" or "Claims") brought against any of them by one or more Panel Members arising out of the provision of technical support services by Licensor for the Collection Software or the performance of the Collection Software by any Panel Member, including, without limitation, any Claims that the Collection Software as properly connected thereto damaged or otherwise harmed that computers or any other computer or computer hardware when properly used (except to the extent that such damages are caused by a Panel Member's failure to follow technical support guidelines or instructions established by Licensor and communicated to Licensee with respect to the Collection Software or errors by Licensee or its Affiliates or other problems introduced as part of the reproduction or distribution of the Collection Software by Licensee or its Affiliates) or resulting from a breach or alleged breach of Section 8.7.

             9.1.2 Licensor agrees, at its expense, to defend, indemnify and hold harmless Licensee and its Affiliates from and against any and all claims resulting from (a) a breach or alleged breach of the warranty set forth in
Section 8.4 in any country in the world and (b) a Claim alleging of patent infringement or alleging patent infringement in North America and in any country in the Territory. Licensor's obligations under Sections 9.1.1 and
9.1.2 are conditioned upon the terms and conditions below:

                   (a) Licensee shall give Licensor prompt notice, in writing, of the claim.

                   (b) Licensee shall grant Licensor exclusive control over its defense and settlement, provided that Licensee at its expense may select counsel to participate on its behalf in the action and shall have the right to approve in advance all settlements in the event of a proposed settlement.

                   (c) Licensee provides reasonable information and assistance to Licensor, at Licensor's expense, in the defense of such claim.

                   (d) Licensor may, at no cost to Licensee, (i) obtain for Licensee the right to continue to use the Licensor Proprietary Software, Licensor Know-How and Documentation pursuant to the terms hereof if available upon reasonable commercial terms, (ii) modify the Licensor Proprietary Software, Licensor Know-How and Documentation so as to remove the cause of the Claim and render the Licensor

         Proprietary Software, Licensor Know-How and Documentation (provided that Licensor's modification will not materially affect the performance of the Licensor Proprietary Software), or (iii) replace the Licensor Proprietary Software, Licensor Know-How and
         Documentation with an equally suitable, non-infringing substitutions, which will have substantially the same function as the provisions of this Agreement.

             9.1.3 EXCEPTIONS. Licensor's obligations under this Section are not applicable to the Licensor Proprietary Software or portions thereof:

                   (a) that are modified by Licensee or third parties after shipment by Licensor;

                   (b) that are combined with other products, processes or materials where the alleged infringement relates to such combination; or

                   (c) where Licensee continues such alleged infringing activity after being notified thereof or after being informed of modifications that would have avoided the alleged infringement.

         9.2  NOTICE OF ACTION. In the event that any such Claims in Section
9.1 actions or demands are made against either Party for the Licensor Proprietary Software, Licensee will promptly furnish to Licensor copies of any and all documents (inclusive of all correspondence and pleadings other than attorney-client communications) pertaining thereto. Licensee will also keep Licensor continuously and fully informed in a timely manner as to the status of the same and will provide copies of any additional documents pertaining thereto.

         9.3 SECTIONS 9 AND 14 STATE LICENSEE'S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO CLAIMS OF INFRINGEMENT OF THIRD PARTY PROPRIETARY RIGHTS OF ANY KIND AND IS IN LIEU OF ALL OTHER WARRANTIES OF NON-INFRINGEMENT, EXPRESS OR IMPLIED.

         9.4  Licensee Indemnification Obligation.

             9.4.1 Licensee hereby agrees, at its expense, to defend, indemnify and hold harmless Licensor from and against any claims arising out of performance by Licensee of the ACN Panel Maintenance Service; technical support services and performance of the Collection Software hereunder, except to the extent that Licensor is responsible for any such losses and damages pursuant to Section 9.1; and a Claim by a Third Party that the ACNielsen Sampling Methodology as used in connection with the Internet Services in the Territory infringes the copyright, trade secrets or know-how of any Third Party. Licensee is not liable for any claims of infringement of Third Party intellectual property rights by the Collection Software. Licensor's obligations under this Section are conditioned upon the terms and conditions set forth below:

                   (a) Licensor shall give Licensee prompt notice, in writing, of the claim.

                   (b) Licensor shall grant Licensee exclusive control over its defense and settlement, provided that Licensor may participate in such action at Licensor's own expense.

                   (c) Licensor provides reasonable information and assistance to Licensee, at Licensee's expense, in the defense of such claim.

         9.5 NOTICE OF ACTION. In the event that any such Claims are made pursuant to Section 9.4, Licensor will promptly furnish to Licensee copies of any and all documents (inclusive of all correspondence and pleadings other than attorney-client communications) pertaining thereto. Licensor will also keep Licensee continuously and fully informed in a timely manner as to the status of the same and will provide copies of any additional documents pertaining thereto.

10.  Confidentiality

         10.1 CONFIDENTIAL INFORMATION. For the purposes of this Agreement, "Confidential Information" shall mean any information delivered by one Party to another which the receiving party ("Receiving Party") knows or has reason to know is considered confidential by disclosing party ("Disclosing Party"). Without limiting the foregoing, the ACNielsen Sampling Methodology and the specifications for the Back-End Software and Documentation that is not intended for use by Panel Members shall be deemed Confidential Information. The Receiving Party agrees to take precautions to prevent any unauthorized disclosure or use of Confidential Information of the Disclosing Party consistent with precautions used to protect the Receiving Party's own confidential information, but in no event less than reasonable care. Except as provided below, Licensee agrees to treat the Confidential Information as confidential and shall not disclose the Confidential Information to any person or Entity without the Disclosing Party's prior written consent. The Receiving Party may only disclose the Confidential Information to its Affiliates, employees and agents who reasonably require access to such Confidential Information to perform obligations under this Agreement. The Receiving Party shall take all appropriate steps to ensure that its employees and contractors who are permitted access to the Confidential Information of the Disclosing Party agree to act in accordance with the obligations of confidentiality imposed by this Agreement. Should any Party be faced with legal action to disclose Confidential Information under this Agreement, the Receiving Party shall promptly notify the Disclosing Party and upon the Disclosing Party's request, shall reasonably cooperate with the Disclosing Party in contesting such disclosures. The obligations imposed by this Section shall survive any termination of this Agreement.

         10.2  NON-CONFIDENTIAL INFORMATION. The obligations set forth in
Section 10.1 shall not apply to any particular portion of any Confidential Information to the extent that: (i) now or subsequently becomes generally known or available through no act or omission of Receiving Party; (ii) was or is known at the time of receipt of same from Disclosing Party; (iii) is provided by the Disclosing Party to a third party without restriction on disclosure; (iv) is subsequently rightfully provided to Receiving Party by a third party without restriction on disclosure; or (v) is independently developed by Receiving Party and as can be demonstrated from Receiving Party's business records and documentation, provided the person or persons developing same had not had access to the Confidential Information of the Disclosing Party prior to such independent development.

11. Liability

         11.1 WAIVER OF CONSEQUENTIAL DAMAGES. EXCEPT WITH RESPECT TO A BREACH OF SECTION 10, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR STATUTORY DAMAGES RELATED TO ANY CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT, EVEN IF A PARTY IS INFORMED OF THE POSSIBILITY THEREOF IN ADVANCE.

         11.2 LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO AMOUNTS PAYABLE UNDER SECTIONS 9.1.2 AND 10, NO PARTY'S LIABILITY TO THE OTHER UNDER THIS AGREEMENT SHALL EXCEED THE AMOUNTS ACTUALLY PAID TO LICENSOR BY LICENSEE UNDER THIS AGREEMENT, PROVIDED HOWEVER, THAT THE CAP ON LICENSOR'S INDEMNIFICATION OBLIGATION PURSUANT TO 9.1.2(b) SHALL BE THE TOTAL COMMISSIONS PAID BUT IN NO EVENT LESS THAN $7.5 million OR GREATER THAN $15 million.

12. Dispute Resolution

         Disputes arising out of this Agreement shall be governed by Article XIII of the Operating Agreement.

13. Term

         The Term of this Agreement shall begin on the Effective Date and shall continue unless and until terminated pursuant to Section 14.

14. Termination. This Agreement may be terminated as follows:

                  14.0.1  by the mutual written consent of the Parties; or

                  14.0.2 by either Party upon a breach of any provision of this Agreement by the other Party, which breach remains uncured for sixty
(60) days after written notice thereof to such other Party, and as a result of which breach the non-breaching Party will be unable to substantially realize the benefits that it would have realized from this Agreement and the Other Agreements absent such breach; or

                  14.0.3 by either Party upon the happening of any event under an Other Agreement that, pursuant to the terms of such Other Agreement, gives rise to the right of such Party to terminate such Other Agreement, provided, that if the Party entitled to terminate this Agreement pursuant to this Section 14.0.3 does so, it shall also terminate the Other Agreement(s) giving rise to its right under this Section 14.0.3.

                  14.0.4  by Licensee

                          (a) if that Licensor is unable to satisfactorily correct a Critical Error and/or Significant Error (as such terms are defined pursuant to Section 1.3 of Exhibit F) that materially impairs significant functionality of the Licensor Proprietary Software within six (6) months, provided, however, that Licensee shall not have the right to terminate if Licensor can reinstate the previous version of the Licensor Proprietary Software (which shall be at Licensor's expense) and that version does not manifest a Critical Error or Significant Error at the time of reinstatement;

                        (b) if remedies provided in Section 9.1.2(d) are insufficient to provide Licensee with the right to continue using any part of the Licensor Proprietary Software subject to a Claim of patent infringement or alleged patent infringement, provided that Licensee shall not have the right to terminate if to the extent that Licensor is able to avoid infringement or alleged infringement of the patent rights of a Third Party by (a) having Licensee revert to the prior version of a part of the Licensor Proprietary Software, Licensee agrees to do so at Licensor's expense, provided that no material degradation in the Internet Services will result, and/or (b) by having the use of Back End Software or the conduct of Internet Services relocated to a different jurisdiction, Licensee agrees to do so at Licensor's expense to the extent reasonably feasible, provided that no material degradation Internet Services will result; and

                        (c) provided further that Licensee's right to terminate pursuant to the foregoing subsections (a) and/or (b) shall not limit Licensee's rights and remedies otherwise available in this Agreement or at law.

                  14.0.5  by either Party if the other Party:

                          (a)  makes an assignment for the benefit of
         creditors;

                          (b) admits in writing its inability to pay its debts as they become due;

                          (c) distributes to its creditors any composition, extension or similar kind of agreement which purpose is to reach an out of court settlement with its creditors;

                          (d) causes or consents to the appointment of a receiver, trustee, liquidator or similar officer for all or any material portion of its property;

                          (e) files in any court, pursuant to any statute of the United States or any state, any petition in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceeding;

                          (f) shall be dissolved or fails to maintain its corporate existence;

                          (g) has its ability to conduct business suspended or terminated;

                          (h)  becomes insolvent;

                          (i) makes or consents to a notice of intended bulk transfer of its assets;

                          (j) convenes a meeting of creditors to restructure its debts;

                          (k) takes any corporate or other action for the purpose of effectuating any of the foregoing.

                          (l) if any petition is filed against the other Party in any court, pursuant to any statute of the United States or any state, any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceeding, and such court either:

                          (m)  enters an order for relief;

                              (i)   approves the petition;

                              (ii) assumes jurisdiction of the subject matter, or

                              (iii) fails to dismiss such proceeding within
                                    45 days after the institution thereof.

                          (n)  if any proceeding, a receiver, trustee,
         liquidator or similar officer is appointed to administer and/or liquidate all or any portion of the property of the other Party and such appointment is not vacated or set aside within 45 days after the appointment of such receiver, trustee, liquidator or similar officer.

         14.2 EFFECT OF TERMINATION. In the event of any termination of this Agreement, each Party shall be entitled to the remedies provided under Section
7.2 of the Operating Agreement, to
the rights and remedies afforded pursuant to Section 365(n) of the Bankruptcy Code, and to any and all other legal and equitable remedies to which such party may be entitled under the law. Upon the termination or expiration of this Agreement, Licensee shall terminate further use and distribution of the Collection Software, cease use of the Back End Software and, return or destroy all copies of the Back End Software and Collection Software to Licensor. The Parties agree, however, that the licenses granted to Panel Members to use the Collection Software shall remain in effect according to their terms.

         14.3 SURVIVAL. The defined terms contained herein and the rights and obligations in the following Sections shall survive any termination of this Agreement: 3 ("Compensation"), 8 ("Representations and Warranties of Licensor"), 9 ("Indemnification"), 10 ("Confidentiality"), 11 ("Liability"), 12 ("Dispute Resolution"), 14 ("Termination"), 15 ("Applicability of Bankruptcy Code"), and 16 ("General Provisions").

15. Applicability of Bankruptcy Code

         15.1 The Parties intend and agree that (a) the rights granted under Licensor's patented copyrights hereunder and in the Other Agreements are individually, and in the aggregate deemed to be "intellectual property" as that term is defined in Section 101 of the United States Bankruptcy Code, as in effect as of the date hereof ("Bankruptcy Code"); and (b) the provisions of Section 365(n) of the Bankruptcy Code shall be applicable to the rights and obligations of the Parties upon the occurrence of one or more of the events set forth in Section 14.0.5.

16. General Provisions

         16.1 ALLOCATION OF RISK. The Sections on limitation of liability, limitation of warranties and limited warranties allocate the risks of this Agreement between the Parties. This allocation is reflected in the pricing of the license fees and is an essential element of the basis of the bargain between the Parties.

         16.2 AMENDMENT. This Agreement may be amended or supplemented only by a writing that is signed by duly authorized representatives of both parties.

         16.3 ASSIGNMENT. Licensor may assign this Agreement to any person to who it transfers all or substantially all of its rights in the Licensor Proprietary Software. Except as provided in the preceding sentence, neither Party may assign, voluntarily, by operation of law, or otherwise, any rights or delegate any duties under this Agreement (other than the right to receive payments) without the other party's prior written consent. Any attempt to do so without that consent will be void. This Agreement will bind and inure to the benefit of the parties and their representative successors and permitted assigns.

         16.4 CHANGE OF CONTROL. The sale, assignment, transfer, pledge hypothecation, mortgage or disposal, whether by will, gift, operation of law (including, but not limited to, by merger or consolidation) or otherwise, as well as the encumbrance ("Transfer") of all or any part of the shares of Licensee ("Shares") owned by ACN which results in a Change of Control (as defined below) shall be a material breach of this Agreement. For purposes of the preceding sentence, each of the following shall constitute a Change of
Control: (a) any merger or consolidation with a Direct Competitor (as defined below) involving (i) the Licensee or ACN,

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


(ii) any entity directly or indirectly controlled by ACN that owns Shares;
(b) a Transfer to a Direct Competitor in one or more transactions, by (i) ACN of beneficial ownership of shares representing either fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of Licensee or the right to elect a majority of the board of directors or governing body, as the case may be, of Licensee, or (ii) ACN of beneficial ownership of securities of any entity owning the Shares directly or indirectly controlled by ACN representing either 50% or more of the combined voting power of the then outstanding voting securities of such entity or the right to elect a majority of the board of directors or governing body, as the case may be, of such entity. Direct Competitor is an entity whose primary business is any of the following (i) the tracking or measuring audience, advertising and viewing activities on the Internet, (ii) providing licenses of such data, or (iii) providing consulting services based on such data.

         16.5 CHOICE OF LAW. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California as applied to agreements entered into and to be performed entirely within California between California residents. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods
(1980) is specifically excluded from application to this Agreement.

         16.6 COMPLIANCE WITH LAWS/FOREIGN CORRUPT PRACTICES ACT. Licensee agrees at all times to comply with applicable laws and regulations in its performance of this Agreement, including, without limitation, the provisions of the United States' Foreign Corrupt Practices Act ("FCPA"). Licensee will indemnify, defend and hold harmless Licensor and its respective officers, agents and employees from and against any and all losses, costs, claims and other liabilities arising out of, relating to or resulting from Licensee's failure to comply with the provisions of applicable laws or the FCPA.

         16.7 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         16.8 ENTIRE AGREEMENT. Except for the Operating Agreement, this Agreement, including all exhibits to this Agreement, constitutes the entire agreement between the Parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. The headings and captions are inserted for convenience of reference only and do not constitute a part of or modify any of the terms of this Agreement.

         16.9 FORCE MAJEURE. Neither party will be liable for any failure or delay in performance under this Agreement which might be due, in whole or in part, directly or indirectly, to any contingency, delay, failure, or cause of, any nature beyond the reasonable control of such party, including, without in any way limiting the generality of the foregoing, fire, explosion, earthquake, storm, flood or other weather, unavailability of necessary utilities or raw materials, strike, lockout, unavailability of components, activities of a combination of workmen or other labor difficulties, war, insurrection, riot, act of God or the public enemy, law, act, order, export control regulation, proclamation, decree, regulation, ordinance, or instructions of Government or other public authorities, or judgment or decree of a court of competent jurisdiction (not arising out of breach by such party of this Agreement). In the event of the happening of such a cause, the party whose performance is so affected will give prompt written notice to the other party, stating the period of time the same is expected to continue.

         16.10 LICENSEE'S GOVERNMENTAL APPROVAL OBLIGATIONS. Except as provided in the Operating Agreement, Licensee shall, at its own expense, obtain and arrange for the maintenance in full force and effect of all governmental approvals, consents, licenses, authorizations, declarations, filings, and registrations as may be necessary or advisable for the performance of all the terms and conditions of this Agreement including, but not limited to, distribution approval, foreign exchange approvals, import and export licenses and all approvals which may be required to realize the purpose of this Agreement.

         16.11 NOTICES, ETC. All notices and other communications hereunder shall be deemed given if given in writing and delivered by hand, prepaid express or courier delivery service or by facsimile transmission or mailed by registered or certified mail (return receipt requested), facsimile or postage fees prepaid, to the Party to receive the same at the respective addresses set forth below (or at such other address as may from time to time be designated by such Party in accordance with this SECTION 14.10):

               (a)        If to Licensee:

                          ACNielsen eRatings.com 177 Broad Street Stamford, Connecticut 06901 Telephone: (203) 961-3320
                          Facsimile:  (203) 961-3179 Attention:  General
                          Counsel

               (b)        If to Licensor:

                          NetRatings, Inc. 830 Hillview Court Milpitas, California 95035 Telephone: (408)957-0699
                          Facsimile: (408) 957-0487 Attention: Jack Lazar, Chief Financial Officer

                          With copies to:

                          Mark Radcliffe, Esq.
                          Gray, Cary, Ware & Freidenrich
                          400 Hamilton Avenue
                          Palo Alto, CA  94301
                          Telephone: (650) 328-6561 Facsimile: (650) 327-3699


         All such notices and communications hereunder shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or seventy-two (72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and postage prepaid as aforesaid.

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         16.12  RELATIONSHIP OF PARTIES. The Parties to this Agreement are independent contractors. Neither Party has the authority to bind the other or to incur any obligation on its behalf.

         16.13 SEVERABILITY. If any part of this Agreement is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same economic effect as the original provision and the remainder of this Agreement will remain in full force.

         16.14 WAIVER. No term or provision hereof will be considered waived by either party, and no breach excused by either party, unless such waiver or consent is in writing signed by both parties. No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute a consent to, waiver of, or excuse of any other, different, or subsequent breach by either party.

         16.15 CALENDAR DAYS. The references to "days" herein are to be calendar days unless expressly designated as "business days".

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

                                     NETRATINGS, INC.



                                     By:
                                        -------------------------------------

                                     Title:
                                           ----------------------------------

                                     Date:
                                          -----------------------------------

                                    ACNIELSEN ERATINGS.COM



                                    -----------------------------------------

                                    Title:
                                           ----------------------------------

                                    Date:
                                          -----------------------------------

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